Exhibit 99.1

News Release

Contact: Amanda Juliano, Investor Relations Coordinator

858.668.2586x4265

investorrelations@bridgepointeducation.com

Bridgepoint Education Reports First Quarter 2010 Results

Total student enrollment increases 56.5% year-over-year; Revenue increases 85.2% year-over-year

SAN DIEGO, CA. (May 3, 2010) — Bridgepoint Education (NYSE:BPI), a provider of postsecondary education services, announced today its results for the three months ended March 31, 2010.

Highlights for the first quarter ended March 31, 2010 are as follows:

•                  Total student enrollment at period end increased 56.5% year-over-year to 65,788.

•                  Revenue increased 85.2% to $156.1 million from $84.3 million for the first quarter of 2009.

•                  Operating income increased to $50.1 million from $7.2 million for the same period in 2009.

•                  Net income was $29.8 million compared with net income of $3.9 million for the same period in 2009.

•                  Fully diluted earnings per common share was $0.49, compared with $0.03 for the same period in 2009.

“Significant enrollment and revenue growth during the first quarter resulted from strong execution, and delivered performance that was in line with our expectations, putting us on track to achieve the goals we set for 2010,” said Andrew Clark, Chief Executive Officer of Bridgepoint Education.

“Bridgepoint’s academic institutions are increasingly utilizing technology to address the increased demand for affordable higher education as a growing portion of the adult population seeks college degrees to help them advance their careers. By providing students an affordable and accessible high-quality education online, we meet the country’s increasing need for technological solutions and the requirement for flexibility to accommodate the schedules of working adults,” said Mr. Clark.

Student Enrollment

Total student enrollment at Bridgepoint Education’s academic institutions, Ashford University and University of the Rockies, increased 56.5% to 65,788 students at March 31, 2010, compared with 42,025 students at the end of the first quarter of 2009. As of March 31, 2010, 99% of the total student population accessed their classes exclusively online.

New student enrollments for the first quarter of 2010 at Bridgepoint Education’s academic institutions were approximately 24,300, an increase of 44.6%, compared with combined new student enrollments of approximately 16,800 for the first quarter of 2009.

Financial Results

Revenue for the first quarter of 2010 was $156.1 million, an increase of 85.2% compared with revenue of $84.3 million for the first quarter of 2009.

Operating income for the first quarter of 2010 was $50.1 million compared with operating income of $7.2 million for the first quarter of 2009, which included an $11.1 million charge related to the settlement of a stockholder claim.

Net income for the first quarter of 2010 was $29.8 million compared with net income of $3.9 million for the first quarter of 2009, which included the net income effect of the $11.1 million settlement charge discussed above.

Fully diluted earnings per common share for the first quarter of 2010 was $0.49 compared with fully diluted earnings per common share of $0.03 for the first quarter of 2009, which included an expense of $0.06 per share related to the settlement charge.

The Company’s effective tax rate for the first quarter of 2010 was 40.7%.

Balance Sheet and Cash Flow

As of March 31, 2010, Bridgepoint had cash, cash equivalents and marketable securities of $222.0 million, compared with $170.6 million as of December 31, 2009.  The Company generated $54.6 million of cash from operating activities in the first quarter of 2010, compared with $32.3 million for the same period in 2009.

Full-Year 2010 Outlook

Bridgepoint Education continues to expect strong growth in both our revenue and earnings in 2010 and remains on track to achieve its financial objectives for the year.  Specifically, the Company expects the following for the full-year:

•                 Total student enrollment is expected to be between 69,000 and 71,000.

•                 Revenue is expected to be between $688.2 million and $691.2 million.

•                 Net income is expected to be between $114.5 million and $115.5 million.

•                 Fully diluted earnings per common share is expected to be between $1.86 and $1.88, based on an estimated fully diluted weighted average share count of 61.1 million for the year ending December 31, 2010.

•                 Bad debt as a percentage of revenues for 2010 is expected to be 5.1%.

•                 Capital expenditures for 2010 are expected to be 7% of revenue.

•                 The Company’s effective tax rate for 2010 is estimated to be 40.8%.

The Company’s guidance takes into account a 5% tuition increase for online students at Ashford University and the University of the Rockies (all undergraduate and graduate degree programs) which went into effect for courses which began on April 1, 2010.

Earnings Conference Call and Webcast

Bridgepoint Education will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States is (888) 661-5174 and for international callers is (913) 312-0951. The access code for all callers is 5674202. A live webcast will also be available on the Company’s website at http://ir.bridgepointeducation.com/events.cfm.

A replay of the call will be available via telephone through May 10, 2010. To access the replay, dial (888) 203-1112 in the United States and (719) 457-0820 outside the United States; then enter the access code 5674202.

About Bridgepoint Education

Bridgepoint Education’s postsecondary education services focus on offering associate’s, bachelor’s, master’s and doctoral programs in such disciplines as business, education, psychology, social sciences and health sciences.  Bridgepoint Education’s regionally accredited academic institutions — Ashford University and University of the Rockies — deliver their programs online as well as at traditional campuses located in Clinton, Iowa, and Colorado Springs, Colorado.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources. These forward-looking statements are based on assumptions and estimates including, without limitation, those regarding: the Company’s value proposition to students; competitiveness of the Company’s tuition; ability to continue to transfer credits from other institutions; ability to maintain and improve the quality of the Company’s education; management of future growth and scalability; development of military and corporate channels; estimates of new hires; proposed new programs; expectations that the Company can effectively manage the business within the regulatory environment; expectations regarding enrollments, financial position, results of operations and  liquidity; projections, predictions, expectations, estimates or forecasts as to the Company’s business, financial and operational results and future economic performance; management’s goals and objectives; and other similar matters that are not historical facts.  Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.

Forward-looking statements should not be interpreted as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s good faith belief as of that time with respect to future events. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to: the Company’s inability to influence the U.S. Department of Education’s Office of Inspector General (OIG) to change the findings in the OIG’s audit reports; the Company’s inability to address the OIG’s preliminary findings or the ultimate findings of the OIG’s audit reports; the imposition of fines or other corrective measures against the Company’s academic institutions; the Company’s failure to comply with the extensive regulatory framework applicable to its industry, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements and accrediting agency requirements; adverse regulatory changes affecting the Company’s industry; failure to achieve the expected benefits from transitioning to the eCollege online learning platform; the Company’s inability to continue to develop awareness among, to recruit and to retain students; competition in the postsecondary education market and its potential impact on the Company’s market share, recruiting cost and tuition rates; reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions; the Company’s ability to attract and retain the personnel needed to sustain and grow its business; the Company’s inability to develop new programs or expand its existing programs in a timely and cost-effective manner; economic or other developments potentially impacting demand in the Company’s core disciplines or the availability or cost of Title IV or other funding; and other factors discussed in Part I, Item 1A (Risk Factors) of the Company’s annual report on Form 10-K filed on March 2, 2010, and in other reports the Company may file with the Securities and Exchange Commission from time to time.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands, except
	per share amounts)
Revenue	$156,067	$84,275
Costs and expenses:
Instructional costs and services	39,436	22,134
Marketing and promotional	44,212	29,106
General and administrative	22,331	25,882
Total costs and expenses	105,979	77,122
Operating income	50,088	7,153
Other income, net	246	72
Income before income taxes	50,334	7,225
Income tax expense	20,511	3,338
Net income	29,823	3,887
Accretion of preferred dividends	—	(541)
Net income available to common stockholders	$29,823	$3,346
Earnings per common share:
Basic	$0.55	$0.07
Diluted	$0.49	$0.03
Weighted average common shares outstanding used in computing earnings per common share:
Basic	54,371	3,498
Diluted	60,466	8,136

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	As of March 31,	As of December 31,
	2010	2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$177,026	$125,562
Restricted cash	25	25
Marketable securities	45,007	44,988
Accounts receivable, net	59,503	43,232
Deferred income taxes	3,545	4,027
Prepaid expenses and other current assets	9,587	9,581
Total current assets	294,693	227,415
Property and equipment, net	49,809	47,362
Goodwill and intangibles	3,132	3,201
Deferred income taxes	13,708	13,491
Other long term assets	4,659	3,762
Total assets	$366,001	$295,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,528	$2,870
Accrued liabilities	25,350	23,207
Accrued income taxes payable	18,349	1,372
Deferred revenue and student deposits	139,117	121,752
Other current liabilities	—	172
Total current liabilities	185,344	149,373
Other long term liabilities	4,653	4,353
Rent liability	8,451	6,896
Total liabilities	198,448	160,622
Commitments and contingencies	—	—
Total stockholders’ equity	167,553	134,609
Total liabilities and stockholders’ equity	$366,001	$295,231

BRIDGEPOINT EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$29,823	$3,887
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	7,896	4,515
Depreciation and amortization	1,729	1,109
Amortization of premium/discount	(19)	—
Deferred income taxes	265	(68)
Stock-based compensation	2,001	19
Excess tax benefit of option exercises	(249)	—
Stockholder settlement (non-cash portion)	—	10,577
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(24,167)	(14,082)
Prepaid expenses and other current assets	(6)	(726)
Other long-term assets	(897)	(104)
Accounts payable and accrued liabilities	18,499	(1,382)
Deferred revenue and student deposits	17,365	27,174
Other liabilities	2,317	1,387
Net cash provided by operating activities	54,557	32,306

Cash flows from investing activities
Capital expenditures	(3,579)	(7,223)
Restricted cash	—	(25)
Net cash used in investing activities	(3,579)	(7,248)

Cash flows from financing activities
Proceeds from the issuance of common stock	—	63
Costs incurred in connection with the IPO	—	(2,352)
Proceeds from exercise of stock options	13	—
Excess tax benefit of option exercises	249	—
Proceeds from exercise of warrants	858	—
Payments of notes payable	—	(20)
Payments on conversion of preferred stock	—	(64)
Payments of capital lease obligations	(634)	(43)
Net cash provided by (used in) financing activities	486	(2,416)
Net increase in cash and cash equivalents	51,464	22,642
Cash and cash equivalents at beginning of period	125,562	56,483
Cash and cash equivalents at end of period	$177,026	$79,125

Supplemental disclosure of noncash investing and financing activities:
Purchase of equipment included in accounts payable and accrued liabilities	$1,277	$872
IPO costs included in accounts payable	—	$919